SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

May 10, 2004

Date of report (Date of earliest event reported)

BUCA, INC.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-25721	41-1802364
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Nicollet Mall, Suite 5003 Minneapolis, Minnesota	55403
(Address of Principal Executive Offices)	(Zip Code)

Telephone Number: (612) 288-2382

(Registrant’s Telephone Number, Including Area Code)

Item 5. Other Items

On May 10, 2004, BUCA, Inc. issued a press release announcing a change in the company’s chief executive officer. On May 11, 2004, the company issued another press release providing financial information for the first quarter of fiscal 2004. A copy of each press release is attached as an exhibit to this report and is incorporated herein by reference.

On May 12, 2004, the company announced in its webcast conference call that due to the transition of the company’s chief executive officer, the company expects to incur transition related expenses of between two to four cents per share in the second quarter of fiscal 2004.

The company also stated that it is negotiating with its landlords to terminate two undeveloped leases and it expects to incur lease termination expenses of four to six cents per share in the second quarter of fiscal 2004.

The company reported that it is re-evaluating its insurance reserves because it has experienced an increase in insurance expenses related to some of its workers compensation claims. The company expects to increase its insurance reserves by an additional two to four cents per share in the second quarter of fiscal 2004.

The company also expects to incur a net loss per share (which includes the expected management transition expenses, lease termination expenses and insurance expenses) of approximately 15 to 19 cents per share in the second quarter of fiscal 2004. The company may violate certain bank covenants under its existing amended credit agreement with a syndicate of lenders if the company incurs a net loss per share of 15 to 19 cents per share in the second quarter of fiscal 2004. The company is in discussions with the lenders regarding the credit agreement and bank covenant issues.

Some of the information contained above and in the releases is forward-looking and, therefore, involves uncertainties or risks that could cause actual results to differ materially. Such forward-looking statements include the expected management transition expenses, lease termination expenses, insurance expenses associated with the expected increase in insurance reserves and net loss per share for the second quarter of fiscal 2004.

Management transition expenses for the second quarter of fiscal 2004 could be higher or lower than projected based upon the actual search and recruiting costs for a new chief executive officer, actual legal costs associated with the transition of the chief executive officer, the final terms of any separation agreement between the company and Joseph Micatrotto, and other transition related expenses. Lease termination expenses for the second quarter of fiscal 2004 could be higher or lower than projected based upon the results of the company’s negotiations with its landlords and legal and other expenses associated with terminating the two leases. Insurance expenses for the second quarter of fiscal 2004 could be higher or lower than projected based upon actual payment of insurance claims made by the company in the second quarter of fiscal 2004, new insurance claims submitted for the remainder of the second quarter of fiscal 2004 and changes in the company’s estimate of future insurance reserves. Net loss per share for the second quarter of fiscal 2004 could be higher or lower than projected due to changes in revenues caused by general economic conditions, consumer confidence in the economy, changes in consumer preferences, competitive factors, results of new menu changes and weather conditions. Net loss per share could also be affected by higher or lower costs, including product and labor costs and the other expenses of running the company’s business, as well as the number of shares outstanding.

These and other factors are discussed in more detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2003, and other reports previously filed with the SEC. The company disclaims any obligation to update forward-looking statements.

Item 7. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit 99.1	Press Release dated May 10, 2004.

Exhibit 99.2	Press Release dated May 11, 2004.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 12, 2004	BUCA, INC.
(Registrant)

	By	/s/ Greg A. Gadel
Greg A. Gadel
Executive Vice President, Chief Financial Officer, Treasurer and Secretary